[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

EXHIBIT 5.1A

April 8, 2004

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (File No. 333-112027) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 2,371,868 shares of common stock, par value $0.01 per share, of the Company (the “Selling Stockholder Shares”) on behalf of the certain selling stockholders as described in the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for the purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Selling Stockholder Shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to any laws of any jurisdiction other than any published constitutions, treaties, laws rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States and (ii) the General Corporation Law of the State of Delaware.

[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

Plains Exploration & Production Company

April 8, 2004

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming part a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP